Exhibit 10(v)-1

LOUISVILLE GAS AND ELECTRIC COMPANY

NONQUALIFIED SAVINGS PLAN

ARTICLE 1

PURPOSE AND EFFECTIVE DATE

Section 1.1             Title.  This Plan shall be known as the Louisville Gas and Electric Company Nonqualified Savings Plan (“Plan”).

Section 1.2             Purpose.  The purpose of the Plan is to permit officers of the Company to defer current compensation which cannot be contributed to the Company’s Qualified Plan.

Section 1.3             Effective Date.  The effective date of this Plan shall be January 1, 1992, unless otherwise provided herein.

ARTICLE 2

DEFINITIONS AND CONSTRUCTION OF THE PLAN DOCUMENT

Section 2.1             Beneficiary. “Beneficiary”  means the person or persons or the estate of a Participant designated by the Participant.

Section 2.2             Board of Directors.  The “Board of Directors” means the Board of Directors of Louisville Gas and Electric Company.

Section 2.3             Bookkeeping Account.  A “Bookkeeping Account” will be established only as a bookkeeping record for each Participant who elects to defer compensation under this Plan and may, at the discretion of the Committee, include one or more sub-accounts to reflect amounts credited to a participant under the various terms of this Plan.

Section 2.4             Committee.  “Committee” means the Savings Committee for the Qualified Plan which shall manage and administer the Plan.

Section 2.5             Company.  “Company” means Louisville Gas and Electric Company, LG&E Energy Corp., and LG&E Energy Systems Inc., and Kentucky corporations, and any subsidiary or affiliated companies authorized by the Board of Directors to participate in this Plan.

Section 2.6             Compensation.  “Compensation” means, for any Plan Year, base compensation paid to an Employee by an Employer, increased by (i) amounts deferred pursuant to Code Sections 125 (flexible benefit plans), 402(g) — 402(a)(8) (salary redirection), and 402(h)(1)(B) (simplified employee plans), (ii) team incentive awards, (iii) amounts deferred under this plan, (iv) cost-of-living adjustments, and (v) commissions, and excluding any long term incentive compensation paid by the Employer. In the Plan Year during which an Employee becomes a Participant, only remuneration paid in the portion of the Plan Year in which he was a Participant shall be considered Compensation.

Section 2.7             Deferral Agreement.  “Deferral Agreement” means the written form which is submitted to the Company before the relevant Election Date which indicates whether the Executive wishes to defer a portion of his Compensation and indicates the portion of Compensation to be deferred. No Deferral Agreement shall be effective until acknowledged by the Company. An Executive who receives Compensation from more than one Company shall enter into a separate Deferral Agreement applicable to Compensation from each such Company.

Section 2,8             Deferred Compensation.  “Deferred Compensation” means the portion of a Participant’s Compensation for any calendar year, or part thereof, that has been deferred pursuant to the Plan.

Section 2.9             Election Date.  “Election Date” means the date established by this Plan as the date before which an Executive must submit a valid Deferral Agreement to the Committee.  For purposes of this Plan, the applicable Election Dates are the dates on which an eligible employee may enter into a salary redirection agreement pursuant to the terms of the Qualified Plan.

Section 2.10           Executive.  “Executive” means any officer of the Company.

Section 2.11           Participant.  “Participant” means an Executive who has deferred a portion of Compensation pursuant to the terms of this Plan, and whose account balance has not yet been distributed.

Section 2.12           Plan.  “Plan” means the Louisville Gas and Electric Company Nonqualified Savings Plan as described in this instrument and as amended from time to time.

Section 2.13           Plan Year. The  “Plan Year” is the same as the calendar year.

Section 2.14           Qualified Plan.  “Qualified Plan” shall mean the Louisville Gas and Electric Company 401(k) Savings Plan, as amended from time to time.

Section 2.15           Retirement.  “Retirement” means a Participant’s normal, early, deferred or disability retirement as provided under the terms of the Qualified Plan.

Section 2.16           Termination of Service. ‘Termination of Service,” or similar expression, means the termination of the Participant’s employment as a regular employee of the Company and any division, subsidiary or affiliate thereof, other than Retirement.

Section 2.17           Valuation Date.  “Valuation Date” means March 31, June 30, September 30, and December 31 of each Plan Year and any other date deemed appropriate by the Committee.

Section 2.18           Gender and Number.  Wherever the context so requires, masculine pronouns include the feminine, and singular words shall include the plural.

Section 2.19           Titles.  Titles of the Articles of this Plan are included for ease of reference only and are not to be used for the purpose of construing any portion or provision of this Plan document.

ARTICLE 3

ELIGIBILITY AND PARTICIPATION

Section 3.1             Eligibility.  Any employee of the Company who is newly hired as an Executive or who is promoted to an Executive position shall be eligible to participate in the Plan as of the first day of each calendar month coincident with or following the latter of (i) his employment as an Executive or promotion to an Executive position and (ii) the completion of six (6) months of continuous employment with the Company as an Executive or non-Executive.

Section 3.2             Participation.  An Executive shall, as a condition to participation, complete and return to the Company a duly executed Deferral Agreement on or before the applicable Election Date.

ARTICLE 4

DEFERRAL OF COMPENSATION

Section 4.1             Basic Deferral.  Each Participant in the Plan may have a percentage of his Compensation from each Company deferred in accordance with the terms and conditions of this Plan. The percentage of such Compensation to be so deferred under this Section shall not exceed six percent (6%) of Compensation less amounts deferred and subject to an employer match under the Qualified Plan.

Section 4.2             Company Matching Contribution to Basic Deferral.  With respect to amounts deferred under Section 4.1, the Company shall add an amount equal to thirty-three percent (33%) of the amount deferred under 4.1, effective January 1, 1991.

Section 4.3             Additional Deferrals.  Each Participant making the maximum deferral under Section 4.1 may also defer up to ten percent (10%) of his Compensation (less the amount of any unmatched additional deferrals under the Qualified Plan) to be received from the Company in a Plan Year in addition to that deferred under Section 4.1 in accordance with the terms and conditions of this Plan.

Section 4.4             Company Contribution to Additional Deferrals.  Any amounts deferred by a Participant under Section 4.3 shall not be subject to any additional Company contribution.  However, for all other purposes of this Plan, deferrals made by a Participant under Section 4.3 shall be treated the same as those made under Section 4.1.

Section 4.5             Duration of Deferral Agreement.  Deferral Agreements remain in effect until the Participant notifies the Company to cease making deferrals or changes the amount of the deferral.  A Participant may reduce his deferral at any time but may only increase it as of the next Election Date.

ARTICLE 5

DEFERRAL ACCOUNT AND CREDITING

Section 5.1             Bookkeeping Account.  Compensation deferred by a Participant under a written Deferral Agreement and matching Company contributions shall be credited in a dollar amount to a separate Bookkeeping Account for each Participant.  Compensation deferred under subsequent written Deferral Agreements by a Participant shall be added to his Bookkeeping Account.  Separate Bookkeeping Accounts shall be established by each Company for each Participant employed thereby.

Section 5.2             Crediting of Contributions.  Deferred Compensation and matching Company contributions, since the preceding Valuation Date, shall be credited to the Bookkeeping Account as of each Valuation Date or, in the case of a Termination of Service or Retirement, as of the date of the Participant’s Termination of Service or Retirement.

Section 5.3             Crediting of Interest.  As of each Valuation Date, the amount in the Participant’s Bookkeeping Account shall be credited at an interest rate equal to the rate credited to the Retirement Government Money Market Portfolio under the Qualified Plan for the period since the immediately preceding Valuation Date. This rate shall be applied to the Participant’s Bookkeeping Account as of the beginning of the period, minus any distributions from the Participant’s Bookkeeping Account since the preceding Valuation Date and plus half of all deferred Compensation and half of all Company contributions during the period. In the case of a Termination of Service or Retirement, interest shall be credited at the above rate through the Valuation Date immediately preceding the date the Participant’s entire interest in his Bookkeeping Account is distributed.

ARTICLE 6

DISTRIBUTION

Section 6.1             Distribution of Account Balance. Upon the earlier of a Participant’s Termination of Service or Retirement for any reason, the Participant (or his Beneficiary, if the Participant is deceased) shall be entitled to the full value as of the date of his Termination of Service or Retirement of any Bookkeeping Account established for him.  A Participant or Beneficiary shall elect a manner of distribution of his Bookkeeping Accounts as provided hereinafter on such forms as the Committee shall provide.  No other manner of distribution shall be provided, and the same manner of distribution shall be applicable to all Bookkeeping Accounts. The request by the Participant or Beneficiary shall be in writing and shall be filed with the Committee at least thirty (30) days before distribution is to be made. The alternative forms of distribution are as follows:

(a)           A lump sum payment in the year of the Participant’s Termination of Service or Retirement; or

(b)           A lump sum payment in the year following the Participant’s Termination of Service or Retirement; or

(c)           Annual installment payments for a period of not less than two (2) years and not more than ten (10) years, as selected by the Participant or Beneficiary, beginning in the year of the Participant’s Termination of Service or Retirement; or

(d)           Annual installment payments for a period of not less than two (2) years and not more than ten (10) years, as selected by the Participant or Beneficiary, beginning in the year following the Participant’s Termination of Service or Retirement.

Section 6.2             Nonforfeitable Right to Employee Contributions.  The Participant shall have a nonforfeitable right to the value of his Bookkeeping Account attributable to his contributions under Section 4.1 and 4.3 hereof, plus interest under the terms of this Plan.

Section 6.3             Vesting of Company Contributions.  The Participant shall have a nonforfeitable right to any Company contributions under Section 4.2, plus interest thereon.

Section 6.4             Form of Distribution.  All distributions of a Participant’s Bookkeeping Account shall be made in cash only.

ARTICLE 7

BENEFICIARY

Section 7.1             Beneficiary Designation.  A Participant shall designate his Beneficiary to receive benefits under the Plan by completing the appropriate space in the Deferral Agreement. If more than one Beneficiary is named, the shares and/or precedence of each Beneficiary shall be indicated. A Participant shall have the right to change the Beneficiary by submitting to the Company a Change of Beneficiary form. However, no change of beneficiary shall be effective until acknowledged in writing by the Company.

Section 7.2             Proper Beneficiary.  If the Company has any doubt as to the proper Beneficiary to receive payments hereunder, the Company shall have the right to withhold such payments until the matter is finally adjudicated. However, any payment made by the Company, in good faith and in accordance with this Plan, shall fully discharge the Company from all further obligations with respect to that payment.

Section 7.3             Minor or Incompetent Beneficiary.  In making any payments to or for the benefit of any minor or an incompetent Beneficiary, the Committee, in its sole and absolute discretion, may make a distribution to a legal or natural guardian or other relative of a minor or court appointed committee of such incompetent.  Or, it may make a payment to any adult with whom the minor or incompetent temporarily or permanently resides. The receipt by a guardian, committee, relative or other person shall be a complete discharge to the Company. Neither the Committee nor the Company shall have any responsibility to see to the proper application of any payments so made.

ARTICLE 8

ADMINISTRATION OF THE PLAN

Section 8.1             Majority Vote.  All resolutions or other actions taken by the Committee shall be by vote of a majority of those present at a meeting at which a majority of the members are present, or in writing by all the members at the time in office if they act without a meeting.

Section 8.2             Finality of Determination.  Subject to the Plan, the Committee shall, from time to time, establish rules, forms and procedures for the administration of the Plan. Except as herein otherwise expressly provided, the Committee shall have the exclusive right to interpret the Plan and to decide any and all matters arising thereunder or in connection with the administration of the Plan, and it shall endeavor to act, whether by general rules or by particular decisions, so as not to discriminate in favor of or against any person. The decisions, actions and records of the Committee shall be conclusive and binding upon the Company and all persons having or claiming to have any right or interest in or under the Plan.

Section 8.3             Certificates and Reports.  The members of the Committee and the officers and directors of the Company shall be entitled to rely on all certificates and reports made by any duly appointed accountants, and on all opinions given by any duly appointed legal counsel, which legal counsel may be counsel for the Company.

Section 8.4             Indemnification and Exculpation.  Louisville Gas and Electric Company shall indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his membership on the Committee.  Expenses against which a member of the Committee shall be indemnified hereunder shall include, without limitation, the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought or settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which any such member of the Committee may be entitled as a matter of law.

Section 8.5             Expenses.  The expenses of administering the Plan shall be borne by the Company.

ARTICLE 9

CLAIMS PROCEDURE

Section 9.1             Written Claim.  Benefits shall be paid in accordance with the provisions of this agreement. The Participant, or a designated recipient or any other person claiming through the Participant shall make a written request for benefits under this agreement. This written claim shall be mailed or delivered to the Committee. Such claim shall be reviewed by the Committee or its delegate.

Section 9.2             Denied Claim.  If the claim is denied, in full or in part, the Committee shall provide a written notice within ninety (90) days setting forth the specific reasons for denial, and any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary, and appropriate information and explanation of the steps to be taken if a review of the denial is desired.

Section 9.3             Review Procedure.  If the claim is denied and a review is desired, the Participant (or beneficiary) shall notify the Committee in writing within sixty (60) days (a claim shall be deemed denied if the Committee does not take any action within the aforesaid ninety (90) day period) after receipt of the written notice of denial.  In requesting a review, the Participant or his Beneficiary may request a review of the Plan Document or other pertinent documents with regard to the employee benefit plan created under this agreement, may submit any written issues and comments, may request an extension of time for such written submission of issues and comments, and may request that a hearing be held, but the decision to hold a hearing shall be within the sole discretion of the Committee.

Section 9.4             Committee Review.  The decision on the review of the denied claim shall be rendered by the Committee within sixty (60) days after the receipt of the request for review (if no hearing is held) or within sixty (60) days after the hearing if one is held. The decision shall be written and shall state the specific reasons for the decision, including reference to specific provisions of this Plan on which the decision is based.

ARTICLE 10

NATURE OF COMPANY’S OBLIGATION

Section 10.1           Company’s Obligation.  Each Company’s obligations under this Plan shall be an unfunded and unsecured promise to pay. No Company shall be obligated under any circumstances to fund its financial obligations under this Plan.

Section 10.2           Creditor Status.  Any assets which the Company may acquire or set aside to help cover its financial liabilities are and must remain general assets of the Company subject to the claims of its creditors.  Neither the Company nor this Plan gives the Participant any beneficial ownership interest in any asset of the Company. All rights of ownership in any such assets are and remain in the Company.

ARTICLE 11

MISCELLANEOUS

Section 11.1           Written Notice.  Any notice which shall be or may be given under the Plan or a Deferral Agreement shall be in writing and shall be mailed by United States mail, postage prepaid. If notice is to be given to the Company, such notice shall be addressed to the Company marked for the attention of the Committee, or if notice to an Executive, addressed to the address shown on such Executive’s Deferral Agreement or subsequent new address as provided by the Executive.

Section 11.2           Change of Address.  Any party may, from time to time, change the address to which notices shall be mailed by giving written notice of such new address.

Section 11.3           Merger, Consolidation or Acquisition.  The Plan shall be binding upon the Company, its assigns, and any successor company which shall succeed to substantially all of its assets and business through merger, acquisition or consolidation, and upon an Executive, his Beneficiary, assigns, heirs, executors and administrators.

Section 11.4           Amendment and Termination.  Louisville Gas and Electric Company retains the sole and unilateral right to terminate, amend, modify, or supplement this Plan, in whole or in part, at any time. This right includes the right to make retroactive amendments.  However, no Company action under this right shall reduce the Boojkeeping Account of any Participant or his Beneficiary.

Section 11.5           Nontransferability.  Except insofar as prohibited by applicable law, no sale, transfer, alienation, assignment, pledge, collateralization or attachment of any benefits under this Plan shall be valid or recognized by the Company.  Neither the Participant, his spouse, or designated Beneficiary shall have any power to hypothecate, mortgage, commute, modify, or otherwise encumber in advance of any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony maintenance, owed by the Participant or his Beneficiary, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.

Section 11.6           Legal Fees.  All reasonable legal fees incurred by any Participant (or former Participant) to successfully enforce his valid rights under this Plan shall be paid by the Company in addition to sums due under this Plan.

Section 11.7           Tax Withholding.  The Company may withhold from a payment any federal, state, or local taxes required by law to be withheld with respect to such payment and such sum as the Company may reasonably estimate as necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment.

Section 11.8           Acceleration of Payment.  The Company reserves the right to accelerate the payment of any benefits payable under this Plan at any time without the consent of the Participant, his estate, his Beneficiary or any other person claiming through the Participant.

Section 11.9           Applicable Law.  This Plan shall be governed by the laws of the Commonwealth of Kentucky.